Exhibit 10.6

July 11, 2011

Peter Masanotti

[ADDRESS REDACTED]

Dear Peter:

This letter (this “Agreement and Release”), upon your signature, confirms the entire agreement between MedQuist Inc. (the “Company”), MedQuist Holdings Inc. (“Holdings” and, together with the Company and its and their subsidiaries and affiliates, the “Company Group”) and you regarding the terms of your separation from employment with the Company Group.

1)	You and the Company hereby agree that your employment and, except for the consulting services specifically described in this Agreement and Release, any and all appointments you hold with the Company Group, whether as officer, director, employee, consultant, agent or otherwise, terminated as of July 11, 2011 (the “Separation Date”). Effective as of the Separation Date, you shall have no authority to act on behalf of the Company Group and shall not hold yourself out as having such authority or otherwise act in an executive or other decision making capacity. Regardless of whether you sign this Agreement and Release, the Company will pay you all earned but unpaid salary, if any, through the Separation Date on the first payroll period to occur following the Separation Date. The amounts owed to you on such date are set forth on Schedule 1, attached hereto.

2)	Subject to your execution, delivery and non-revocation of this Agreement and Release (including with respect to the general release granted herein) within sixty (60) days following the Separation Date (such 60-day period, the “Release Period”) and subject to the continued effectiveness of this Agreement and Release and your continued performance of your ongoing obligations to the Company Group under Sections 7 through 9, and in lieu and full satisfaction of any payments or benefits to which you may otherwise have been entitled pursuant to Section 8(c) of the Employment Agreement, dated September 3, 2008, between you and the Company, as amended by Amendment No. 1 to Employment Agreement, dated February 25, 2011, between you and the Company (the “Employment Agreement”):

a.

The Company will pay you severance pay equal to your annual base salary of $500,000, payable over twelve (12) months in installments as per the Company’s regularly scheduled payroll cycle, less all applicable taxes and withholdings; provided, that the first installment shall be paid on the first payroll date to occur on or after the sixtieth (60th) day following the Separation Date and shall include any amounts that would have otherwise been due and not paid under this Section 2(a) prior to such sixtieth (60th) day. Subject to Section 9 of this Agreement and Release, the amount set forth in this Section 2(a) shall be paid in accordance with Schedule 2, attached hereto.

Peter Masanotti

July 11, 2011

b.

Subject to Section 9 of this Agreement and Release, the Company will pay you additional severance pay in the gross amount of $500,000, payable in installments in accordance with Schedule 2, attached hereto, less all applicable taxes and withholdings; provided, that the first installment shall be paid on the first payroll date to occur on or after the sixtieth (60th) day following the Separation Date and shall include any amounts that would have otherwise been due and not paid under this Section 2(b) prior to such sixtieth (60th) day.

c.	Effective as of July 11, 2011, Holdings has adopted the Company’s 2002 Stock Option Plan (the “2002 Plan”) and assumed all stock options outstanding thereunder, including the stock options outstanding under the Amended and Restated Stock Option Agreement, dated March 2, 2009, between you and the Company (the “Stock Option Agreement”), and each outstanding option to purchase shares of the Company’s common stock has automatically converted into an option to purchase the same number of shares of Holdings’ common stock, par value $0.01 per share, at the same exercise price per share as applicable to such Company option immediately prior to July 11, 2011. Holdings, the Company and you hereby agree that for purposes of paragraph 2 of the Stock Option Agreement, your termination of employment with the Company Group shall be deemed to be a termination without Cause. A schedule of all outstanding stock options granted to you under the Stock Option Agreement that vested on or prior to the Separation Date (in accordance with the terms of the Stock Option Agreement) is set forth on Exhibit A, attached hereto, which reflects that all options granted to you under the Stock Option Agreement that were unvested as of immediately prior to the Separation Date will, in accordance with paragraph 2 of the Stock Option Agreement, accelerate, vest in full upon the Separation Date and be exercisable in accordance with the terms of the Stock Option Agreement and the 2002 Plan. The Stock Option Agreement is hereby amended to provide that, notwithstanding anything to the contrary provided therein, subject to earlier termination in accordance with the Stock Option Agreement, as amended by this Section 2(c), or Section 9 of this Agreement and Release, all outstanding stock options held by you on July 11, 2011, shall remain exercisable until September 29, 2012 and, on or after September 30, 2012, such options shall terminate automatically and shall not be exercisable. Holdings shall file with the SEC, as soon as reasonably practicable but in no event later than August 4, 2011, a registration statement under the Securities Act of 1933 on Form S-8 covering the equity compensation previously identified to you, which shall cover, but is not limited to covering, the registration of the shares of common stock of Holdings issuable upon exercise of the stock options set forth on Exhibit A.

3)

Except as set forth in the last sentence of this Section 3, on behalf of yourself, your agents and assigns, in consideration for the Company’s and Holdings’ obligations under Section 2 of this Agreement and Release, you hereby waive and release any and all claims, whether known or unknown, that you have against the Company Group and its predecessors, subsidiaries, affiliates and related entities and their respective officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or out of your

Peter Masanotti

July 11, 2011

employment with and/or the termination of your employment with the Company. These claims include, but are not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended (“ADEA”); The Workers Adjustment and Retraining Notification Act, as amended; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Civil Rights Act; the New Jersey Equal Pay Act; and any other federal, state or local discrimination, harassment, civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; any Company Group compensation or benefit plan under which you were eligible, except as expressly provided herein; any stock options granted to you during your employment with the Company, except as expressly provided herein; and any claim for costs, fees, or other expenses including attorneys’ fees incurred by you in connection with such matters. Nothing herein is intended to waive or release, and you expressly do not waive or release (i) any claim that is unwaivable by law or governmental regulation, (ii) any claim or rights you may have to indemnification or advancement of expenses provided under any applicable insurance policy or the Company’s or Holdings’ charter or by-laws or under the Indemnification Agreement dated November 21, 2008 between you and the Company (the “Indemnification Agreement”), (iii) any claim or rights that you may have under the Stock Option Agreement, as amended pursuant to Section 2(c), or (iv) any claim or rights you may have relating to any obligation of the Company or Holdings under this Agreement and Release.

4)	You also acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by you to exist and agree that it is your intention to fully settle and release such claims, whether known or unknown, that may exist as of the time you sign this Agreement and Release. You acknowledge that you have read this Agreement and Release and understand you may later discover facts different from or in addition to those known or now believed to be true with respect to the matters released or described in this Agreement and Release. You agree that the release and agreements contained in this Agreement and Release shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts.

5)	The Company and Holdings acknowledge that, as of the date their designated representatives execute this Agreement, their respective Boards of Directors (i) have no present intention of seeking redress against you with respect to and (ii) have not received written notice from any third party for which the Company or Holdings would seek redress against you relating to, any common law or statutory complaint, claim, charge or cause of action, whether in law or in equity, against you arising out of or in any way related to the your employment with the Company Group, or in any other capacity you may have served with respect to any member of the Company Group. You acknowledge and agree that the foregoing acknowledgement of the Company and Holdings does not constitute a waiver or release of claims in your favor.

6)

You affirm that you have been paid and have received all leave (paid and unpaid), compensation, salary, wages, bonuses, commissions and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, salary, wages, bonuses,

Peter Masanotti

July 11, 2011

commissions and any benefits are due to you, except as provided in this Agreement and Release. The Company will reimburse you for reasonable and customary business expenses incurred prior to the Separation Date pursuant to the terms of the Company’s Business Expense Policy; provided that you submit a completed expense reimbursement form and supporting documentation no later than thirty (30) days following the Separation Date. You further affirm that you have no known workplace injuries or occupational diseases, other than any injuries or diseases that have been previously reported.

7)	You agree that you will return to the Company on or before the Separation Date all Company Group property within your possession, custody or control, including any equipment issued to you by the Company for your use during employment (with the exception of your Company-issued cellular phone, printer and laptop computer, which items you may keep, provided that you comply with the last sentence of this Section 7) and any confidential and proprietary information (including, without limitation, customer and vendor names and contact information, customer licensing and support information, sales and forecast information, operating plan and budget information, employee lists and organizational charts, board presentations, etc.), whether in hardcopy or electronic form; and keys and access badges. Upon the Company’s request, you shall provide your cellular phone, printer and laptop computer to the Company so that the Company may inspect and remove all confidential and proprietary information (as described above in this Section 7) belonging to the Company Group from such devices.

8)	To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement and Release will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against any member of the Company Group and/or any officer, director, employee, agent or shareholder of any member of the Company Group, which is based in whole or in part on any claim covered under Section 3 of this Agreement and Release. Nothing in this Section 8 shall preclude you from (i) enforcing this Agreement and Release or exercising any rights that you may have that have not been waived under the terms of this Agreement and Release; (ii) initiating or causing to be initiated on your behalf any complaint, charge, claim or proceeding against any member of the Company Group before any local, state or federal agency, court or other body challenging the validity of the waiver of your claims under ADEA contained in Section 3 (but no other portion of such waiver); or (iii) initiating or participating in (but not benefiting from) an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to ADEA.

9)

You agree to continue to abide by the terms of Sections 9 (Non-Competition) and 10 (Confidentiality; Intellectual Property) of the Employment Agreement. In the event that the Board of Directors of Holdings determines, in its reasonable discretion and acting in good faith, (i) that you have breached the terms of Sections 9 or 10 of the Employment Agreement, and (ii) if such breach is capable of being cured, you fail to cure such breach within ten (10) business days (the “Cure Period”) following your receipt of written notice of such breach from the Board of Directors of Holdings, then (x) the Company shall immediately cease and

Peter Masanotti

July 11, 2011

have no further obligation to make any further installments of the payments set forth in Sections 2(a) and 2(b) of this Agreement and Release, and (y) any outstanding and unexercised options held by you under the Stock Option Agreement shall expire immediately. During the Cure Period, if any, the Company shall suspend any further installments of the payments set forth in Sections 2(a) and 2(b) of this Agreement and Release and you shall not be permitted to exercise any outstanding and unexercised options held by you under the Stock Option Agreement.

10)	You hereby agree not to defame, disparage or impugn any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person or entity without limitation in time. Each of Holdings and the Company hereby agrees that members of the Board of Directors of the Company and Holdings and the Company’s and Holdings’ executive officers (the “Company Group Representatives”) shall not defame, disparage or impugn you in any medium to any person or entity without limitation in time. Neither you nor any Company Group Representative shall make any statement, written or oral, that casts the other party in a negative light, and no Company Group Representative shall make any statement that attributes to you, or implies that you were solely responsible for, a failure of the Company or Holdings to achieve financial projections or operating or earnings goals or targets during the term of your employment with the Company. Notwithstanding any provision of this Section 10 to the contrary, both you and the Company may confer in confidence with your or its legal representatives and make truthful statements as required by law.

11)	During the period commencing on the Separation Date and ending on September 30, 2011 (the “Consulting Period”), you agree to serve in good faith as a consultant for the Company on an as-needed basis for up to thirty-five (35) hours per month as determined by the Board of Directors of the Company, and you agree to be reasonably available to the Company for such purpose. The parties will reasonably cooperate with each other to schedule such consulting at a mutually convenient time. Your services will be of an advisory nature only, primarily focusing on transition issues, and you will have no power of decision with respect to any matters which are the subject of consultation and will not have any responsibility in connection with the active management of the Company. For your services during the Consulting Period, you will be entitled to a weekly consulting fee of $9,615.38, pro-rated for any partial weeks during the Consulting Period, and payable in accordance with the Company’s usual and customary payroll practices, as set forth on Schedule 3, attached hereto. During the Consulting Period, the Company will (i) continue to maintain your Company e-mail account, and (ii) upon your submission of proper documentation, reimburse you for your cellular phone service and all other reasonable costs and expenses (including travel) incurred by you at the direction of the Board of Directors of Holdings during the Consulting Period; provided, that the Company will not make any reimbursements after November 30, 2011 so you must submit all amounts to be reimbursed by no later than October 31, 2011.

You understand that you are responsible for the full reporting and payment of local, state and federal taxes and statutory benefits, including Social Security (FICA), workers compensation, disability, and unemployment insurance. No deductions, withholding, or

Peter Masanotti

July 11, 2011

additional payments for such purposes will be made by the Company. You will indemnify and hold the Company harmless with regard to any failure of you to fulfill your obligations with regard to such taxes or statutory benefits. You further understand and agree that the services rendered by you pursuant to this Section 11 will be those of an independent consultant and not of an agent or employee of the Company and that you will not be eligible to participate in or entitled to receive any employee benefits from the Company as a result of the services rendered pursuant to this Section 11, even if subsequently determined by any court, the Internal Revenue Service or any other governmental agency to be a common law employee of the Company.

12)	Each installment payment set forth in Sections 2(a) and 2(b) is intended to be treated as a series of separate payments at all times for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

13)	This Agreement and Release sets forth the entire agreement between the parties hereto related to the termination of your employment, and fully supersedes any prior agreements or understandings between the parties hereto related to the subject matter hereof, except for (i) any benefit plans applicable to COBRA continuation, (ii) the Stock Option Agreement, as amended pursuant to Section 2(c) of this Agreement and Release, and (ii) the Indemnification Agreement. This Agreement and Release shall terminate and fully extinguish any and all rights that you may have under the Employment Agreement. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you by the Company or Holdings in connection with your decision to accept this Agreement and Release, except for those set forth in this Agreement and Release.

14)	This Agreement and Release shall be governed and conformed in accordance with the laws of the State of New Jersey without regard to its conflicts of law provisions.

15)	This Agreement and Release may not be modified, altered or changed except upon express written consent of each of the Company, Holdings and you wherein specific reference is made to this Agreement and Release.

16)	Should any of the provisions of this Agreement and Release be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released or a restrictive covenant may not be enforced as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue shall otherwise remain effective to release any and all other claims covered thereby.

17)	You have up to twenty-one (21) days from the date of your receipt of this letter to accept the terms of this Agreement and Release, although you may accept it at any time within those twenty-one (21) days. You are advised to consult an attorney about whether or not to sign this Agreement and Release.

Peter Masanotti

July 11, 2011

18)

To accept this Agreement and Release, please sign and date this letter and return it to the General Counsel of Holdings no later than the twenty-one (21) day period referred to in Section 17 above. Once you do so, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to the General Counsel of Holdings a written statement of revocation no later than seven (7) days after you execute this Agreement and Release. If you do not submit your revocation, then the eighth (8th) day after your execution of this Agreement and Release will be the “Effective Date” of this Agreement and Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which you were employed at the time of your last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If you revoke this Agreement and Release, you will have no right or entitlement to any of the payments or benefits described in this Agreement and Release (except as described in Section 1). You will not be entitled to receive any of the payments or benefits provided in any Section of this Agreement and Release, other than Section 1, until the occurrence of the Effective Date. You hereby acknowledge and agree that you have been provided with a copy of this Agreement and Release on or prior to the Separation Date and understand that this Agreement and Release must become effective prior to the expiration of the Release Period defined in Section 2 in order for you to be entitled to the severance payments and benefits described in Section 2.

19)	This Agreement and Release may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile or PDF copy of such party’s executed counterpart of this Agreement and Release (or its signature page thereof) shall be deemed to be an executed original thereof.

[Remainder of Page Intentionally Left Blank]

Peter Masanotti

July 11, 2011

I wish you success in your future and professional efforts.

Sincerely,

MEDQUIST HOLDINGS INC.

/s/ Mark R. Sullivan
By: Mark R. Sullivan
Its: General Counsel

MEDQUIST INC.

/s/ Mark R. Sullivan
By: Mark R. Sullivan
Its: General Counsel

Acknowledgement and Acceptance:

By signing this Agreement and Release, I acknowledge that I have been advised to review this Agreement and Release with an attorney before signing it, and have had the opportunity to review this Agreement and Release with an attorney of my choice, or have done or voluntarily chosen not to do so; that I have read the and fully understand the terms of the Agreement and Release; and that I hereby voluntarily agree to them.

Dated: July 11, 2011	Signed:	/s/ Peter Masanotti
Peter Masanotti

Effective as of the Separation Date, except for the consulting services specifically described in Section 11 of this Agreement and Release, I hereby acknowledge and confirm my resignation from all appointments and positions held by me with any member of the Company Group, whether as an officer, director, employee, agent or otherwise.

Dated: July 11, 2011	Signed:	/s/ Peter Masanotti
Peter Masanotti

Schedule 1

Unpaid Salary through the Separation Date

In accordance with Section 1 of this Agreement and Release, the Company shall pay you the amounts set forth below, less all applicable taxes and withholdings.

Payment	Gross Amount	Payment Date
Earned but unpaid salary for the period beginning June 26, 2011 and ending on July 11, 2011.	$21,153.85	July 15, 2011

Schedule 2

Schedule of Severance Payments

The following schedule sets forth the gross installment payments owed to you in accordance with Sections 2(a) and 2(b) of this Agreement and Release and the date on which such amounts shall be paid. The actual amount that you receive on each payroll date shall be less all applicable taxes and withholdings.

Payroll Date	Section 2(a) Payments	Section 2(b) Payments	Sum of Amounts in Section 2(a) and Section 2(b)
September 9, 2011	$92,307.69	$92,307.69	$184,615.38
September 23, 2011	$19,230.77	—	$19,230.77
October 7, 2011	$19,230.77	—	$19,230.77
October 21, 2011	$19,230.77	—	$19,230.77
November 4, 2011	$19,230.77	—	$19,230.77
November 18, 2011	$19,230.77	—	$19,230.77
December 2, 2011	$19,230.77	—	$19,230.77
December 16, 2011	$19,230.77	—	$19,230.77
December 30, 2011	$19,230.77	—	$19,230.77
January 13, 2012	$19,230.77	—	$19,230.77
January 27, 2012	$19,230.77	$192,307.70	$211,538.47
February 10, 2012	$19,230.77	$19,230.77	$38,461.54
February 24, 2012	$19,230.77	$19,230.77	$38,461.54
March 9, 2012	$19,230.77	$19,230.77	$38,461.54
March 23, 2012	$19,230.77	$19,230.77	$38,461.54
April 6, 2012	$19,230.77	$19,230.77	$38,461.54
April 20, 2012	$19,230.77	$19,230.77	$38,461.54
May 4, 2012	$19,230.77	$19,230.77	$38,461.54
May 18, 2012	$19,230.77	$19,230.77	$38,461.54
June 1, 2012	$19,230.77	$19,230.77	$38,461.54
June 15, 2012	$19,230.77	$19,230.77	$38,461.54
June 29, 2012	$19,230.77	$19,230.77	$38,461.54
July 13, 2012	$3,846.14	$3,846.14	$7,692.30
TOTAL	$500,000.00	$500,000.00	$1,000,000.00

Schedule 3

Payment Schedule for Consulting Fee During the Consulting Period

The following schedule sets forth the consulting fee which the Company shall pay you on each payroll date below.

Payroll Date	Consulting Fee
July 15, 2011	$7,692.31
July 29, 2011	$19,230.77
August 12, 2011	$19,230.77
August 26, 2011	$19,230.77
September 9, 2011	$19,230.77
September 23, 2011	$19,230.77
October 7, 2011	$9,615.38
TOTAL	$113,461.54

Exhibit A

SCHEDULE OF OUTSTANDING STOCK OPTIONS

The table below sets forth the outstanding stock options held by Peter Masanotti as of July 11, 2011 (the “Separation Date”) granted under the MedQuist Inc. 2002 Stock Incentive Plan (as adopted by MedQuist Holdings Inc. on July 11, 2011).

Schedule of Outstanding Stock Options Held by Peter Masanotti

as of the Separation Date

Grant Date	Initial Exercise Price	Adjusted Exercise Price	Outstanding as of the Separation Date	Vested and Exercisable as of the Separation Date	Expiration Date
September 30, 2008	$8.25 per share	$2.22 per share	295,749	295,749	September 30, 2012